Exhibit 99.2

Kadmon Holdings, Inc. – Employee Questions and Answers

1.	What was announced regarding the Company and Sanofi?

Kadmon Holdings, Inc. (the “Company” or “Kadmon”) and Sanofi (“Sanofi”) have entered into a definitive merger agreement pursuant to which Sanofi has agreed to acquire the Company at a price of $9.50 per share in a cash transaction. Under the terms of the merger agreement, Kadmon will be merged with a newly formed U.S. subsidiary of Sanofi, with Kadmon shareholders receiving $9.50 in cash for each of their shares of Kadmon common stock.

2.	What does this agreement mean for Kadmon?

Kadmon will become a subsidiary of Sanofi once the transaction closes, which we anticipate to occur in the fourth quarter of 2021. Between the signing and closing of the transaction, Sanofi and Kadmon remain separate, independent companies, and so there will not be any changes to the Kadmon organizational structure prior to closing of the proposed transaction that would affect your role and responsibilities.

3.	What was the strategic reason for this acquisition?

Kadmon was built around the patients that we serve. Our focus remains on developing and delivering transformative therapies for immune and fibrotic diseases and cancer, and our long-term vision continues in the collective effort to modify the course of these diseases and improve patients’ lives. We have done an incredible job in creating and building a highly productive and diverse company with an attractive product pipeline. We can all be extremely proud of the company we have built and the therapies we have developed. What we have accomplished is really remarkable and clearly our success has been recognized by world leading companies like Sanofi.

Sanofi is a global leader in oncology and the treatment of immune diseases, with a long and successful track record. This combination of Kadmon’s REZUROCK franchise and development pipeline and the global reach and resources of Sanofi will enable our medicines to be developed faster and more broadly and to use our platform to develop new drugs.

4.	When is the transaction expected to close? Is there anything that can stop it?

The transaction is expected to close in the fourth quarter of 2021, subject to regulatory approvals and other customary closing conditions. As with any public company acquisition, the proposed transaction can only happen if the transaction is approved by a majority of the outstanding shares of the Company’s stock entitled to vote thereon.

5.	Will my role and responsibilities change?

For the time being, your role and responsibilities will not change. While we understand this can be a distraction, it is important that we continue to execute on our programs and focus on our current responsibilities.

6.	Will there be a job for me in the new company or will my position be eliminated?

Kadmon and Sanofi will continue to operate as separate, independent entities prior to the closing of the proposed transaction, and until that time it is business as usual for both companies. You will maintain your current reporting structure and your compensation and job responsibilities will remain unchanged prior to the closing of the proposed transaction.

Pursuant to the terms of the transaction, Sanofi has committed to maintaining employee compensation and benefits that are, in the aggregate, no less favorable than the employees’ pre-closing compensation (subject to customary exceptions, such as equity incentives, change of control payments and non-qualified deferred compensation and benefits) for a period of 12 months following the closing for all employees who remain with the Company during such period, but is not required to retain all employees for such period. As with any combination involving two companies, there is the possibility of overlaps in existing job functions that may result in some changes in duties and workforce reductions. We will communicate new information when it becomes available, and we will provide answers to questions as soon as possible once decisions are made.

7.	Will I be eligible for my 2021 bonus and a salary increase for 2022?

Our Board of Directors has approved a 2021 performance bonus for employees (prorated for employees who joined us in 2021) which will be paid to you shortly after the closing of the transaction subject to your continued employment through the payment date.

Any information regarding 2022 salary increase will be communicated in normal course of business as part of year end performance reviews.

Please refer any inquiries to our Senior Vice President, HR, Sheila Taylor (sheila.taylor@kadmon.com).

8.	Will my pay change (base compensation, bonus etc.) or my benefits be impacted?

Until closing of the transaction, we do not anticipate making changes to your compensation and benefits package. After the transaction is closed, Sanofi has committed to maintaining employee compensation and benefits that are, in the aggregate, no less favorable than the employees’ pre-closing compensation for a period of 12 months following the closing for all employees who remain with the Company during such period.

9.	Will I receive my paycheck on the same schedule?

Yes. At this time, paychecks will continue to be issued according to the same schedule and process. If there are future changes in payroll, you will be notified in advance of any changes.

10.	What happens to my benefits?

Kadmon will continue to maintain its own employee benefit plans until at least the time of the deal closing. Any further information will be forthcoming as part of the transition plan.

11.	What happens to my Kadmon 401(k) Plan Account?

Our 401(k) plan will terminate the day before the transaction closes. You will receive information about your rollover and distribution elections after the closing of the transaction. If you are entitled to a 401(k) match, the funds will be deposited into your Fidelity 401(k) Plan Account in connection with the Plan termination.

12.	What will the new organizational structure look like?

At this point, we do not know any details of what may happen. We will continue to share information with you to the extent we can as it becomes available.

13.	Am I a Sanofi employee now?

No, you will remain a Kadmon employee until the transaction has closed.

14.	Will they keep our current offices open, or will they require me to relocate offices?

We also do not know what will happen at this point, but it is our expectation that the current office locations would remain open. We will communicate new information as soon as practicable after we can do so.

15.	What happens to my vested and unvested stock options?

At the closing of the transaction, each of your stock options that is outstanding, whether vested or unvested, will by virtue of the transaction and without any action on your part, be accelerated and become fully vested. To the extent your stock option award is unexercised as of immediately prior to the closing of the transaction, it will be converted into the right to receive a cash payment through the company’s payroll equal to the excess of $9.50 over the per share exercise price of such option or right times the number of shares subject to such option award or right, less any applicable taxes or other withholdings required by law. After settlement, your options will cease to exist.

16.	What does this mean for my ESPP Shares?

Other than the offering period currently outstanding under the ESPP, no new ESPP offering will be authorized or commenced. The Employee Stock Purchase Plan and offering periods thereunder will terminate upon the closing of the transaction. Any ESPP shares to be purchased under the existing ESPP on the September 30, 2021 purchase date (assuming the transaction has not closed before such time) will also be subject to purchase by Sanofi for $9.50 per share.

17.	What happens if I exercise my stock options before the close of the transaction?

You may exercise your vested stock options in accordance with our normal procedures for exercising vested options, and if you do so, the shares of Kadmon common stock you receive upon exercise will be cashed out in the merger. Note that our trading window is currently closed and, given current circumstances, we will not open the trading window. Every situation is unique, and you should consult with your personal tax and financial advisors with respect to any decision you may make with respect to your awards, and the tax consequences relating to your awards.

18.	What happens if I voluntarily resign before the transaction closes?

If you voluntarily terminate your employment at any time prior to the closing of the transaction, you will forfeit all unvested equity awards and such equity awards will cease to be outstanding upon your termination. Your vested options will remain exercisable for such period of time as may be set forth in your option documentation (typically three months), and will remain eligible to be paid out in connection with the transaction if they have not terminated prior to the closing of the transaction.

19.	What happens to the company shares I own?

At the effective time of the merger, each share of Kadmon common stock issued and outstanding as of immediately prior to the effective time will automatically convert into the right to receive cash in an amount equal to $9.50.

20.	Is there anything I need to do now in preparation for the close of the transaction related to any shares I own? Do I need to register them anywhere?

There is nothing that you need to do at this point. The shares you own are part of this transaction. Please refer any inquiries to our Senior Vice President, Chief Accounting Officer, Kyle Carver (kyle.carver@kadmon.com).

21.	What should I do if I am contacted by the media, the financial community or other third parties about the transaction?

Should you be contacted, please refer all inquiries to our General Counsel, Greg Moss (greg@kadmon.com).

22.	Can I reach out to people I know at Sanofi to discuss our ongoing work? What if someone I know reaches out to me?

Kadmon employees should not be interacting with Sanofi employees regarding the transaction, and should not be sharing Kadmon confidential information with Sanofi, during the period before closing unless you have been given explicit permission. Remember, Kadmon must remain independent, with business as usual, pending closing.

23.	Am I allowed to talk with my friends and family, send e-mails, or post anything on social media regarding the transaction?

Please review our social media policy and adhere to its guidelines at all times, including with respect to the transaction, however we advise employees to limit discussions regarding the transaction until the transaction closes.

24.	If I have additional questions, who can I ask?

We encourage you to speak with any member of the senior management team. For any benefits related questions, please ask Sheila Taylor, our Senior Vice President, HR. For any merger related questions or questions related to third party inquiries, please ask Gregory S. Moss, our Executive Vice President, General Counsel. For any questions related to stock options, please ask Kyle Carver, our Senior Vice President, Chief Accounting Officer. We realize that you may have many questions over the coming weeks. We will communicate new information when it becomes available and will provide answers to questions as soon as possible after decisions are made.

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Additional Information and Where to Find It

The proposed transaction will be submitted to stockholders of Kadmon for their consideration. In connection with the transaction, Kadmon will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This material is not a substitute for the proxy statement or any other document that Kadmon may send to its stockholders in connection with the proposed transaction.

KADMON’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KADMON AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or upon request by contacting Kadmon, Investor Relations, by telephone at 1-833-900-5366 or via email at investors@kadmon.com. Kadmon’s filings with the SEC are also available on its website at https://investors.kadmon.com/.

Participants in the Solicitation

Kadmon and its directors and executive officers are deemed to be participants in any solicitation of Kadmon’s stockholders in connection with the proposed transaction. Information about Kadmon’s directors and executive officers is available in Kadmon’s definitive proxy statement, dated April 1, 2021, for its 2021 annual meeting of stockholders, and in Kadmon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.